Exhibit 10(i)

                                 AGREEMENT
This Agreement is made and entered into this 2nd day of February, 2000 between Asyst Corporation (hereinafter "Asyst") and Michael Vardakis (hereafter "Vardakis").

WHEREAS, Asyst is an inactive Utah business corporation with minimal net worth, no active business operations and no income from operations; and

WHEREAS, though it is inactive, Asyst is presently incurring, and will continue to incur limited operating expenses, including but not limited to legal, accounting and auditing expenses, corporation taxes and other miscellaneous items; and

WHEREAS, Vardakis is the owner of 250,000 common shares of Asyst constituting approximately 29% of the outstanding common shares of Asyst; and

WHEREAS, the aforesaid shares were awarded to Vardakis pursuant to a Written Employee Benefit Plan as consideration for his services in resolving remaining issues arising from the prior business operations of the Company, assisting in bringing the Company's filings current with die State of Utah, retaining and compensating lawyers and accountants to make certain filings with the Securities and Exchange Commission for the purpose of subjecting Asyst to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934; and

WHEREAS, in order to address concerns expressed by Asyst's auditors regarding the ability of Asyst to continue as a going concern, the parties hereto desire to enter into an agreement to Insure the ability of Asyst to pay and discharge its ongoing operating expenses as they are incurred:

NOW, THEREFORE, in consideration of the mutual representations and covenants recited herein and the terms and conditions of that certain Written Employee Benefit Plan previously entered into by the parties, the parties mutually agree as follows:

1. Michael Vardakis hereby undertakes and agrees to pay and discharge all operating expenses of Asyst Corporation required in order to permit it to pay fees due and owing to the State of Utah, Audit, accounting and Legal expenses, and any other minimal required operating expenses for the period beginning January 1, 2000 and ending June 30,2002. The expenses which Vardakis will discharge, include but are not limited to the following:

     a. State corporation and franchise taxes; and

     b. Expenses necessary to maintain adequate business accounts of Asyst to be reported on a quarterly and annual basis; and

     c. Fees incurred in connection with engaging an auditor to audit the financial affairs of Asyst on an annual basis; and

     d. Attorneys' fees incurred in connection with filing a registration statement on SEC Form 1O-SB and such amendments thereto as may be required to bring such statement effective; and

     e. Such other ongoing business expenses as may required to bring and keep Asyst Corporation current with the State of Utah and otherwise place it in a posture to resume active business operations.

2. Vardakis undertakes to pay the foregoing expenses as further consideration for that certain Compensatory Benefit Agreement entered into by the parties hereto on April 30,1999.
                                      ASYST CORPORATION

                                      /s/Bob Ha11
                                         President

                                      /s/Michael Vardakis